                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             INTERVISUAL BOOKS, INC.


         Nathan N. Sheinman and Gail A. Thornhill certify that:

         1. They are the President and the Secretary, respectively, of Intervisual Books, Inc., a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

                                        I

                  The name of this corporation is Intervisual Books, Inc.

                                       II

                  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

                  The total number of shares of all classes of stock which the corporation shall have the authority to issue is Fifteen Million (15,000,000), consisting of Twelve Million (12,000,000) shares of common stock ("Common Stock") and Three Million (3,000,000) shares of preferred stock ("Preferred Stock").

                  The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, powers (including voting powers), preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and any other relative, participating, optional or other special powers, preferences, rights, and the qualifications, limitations or restrictions thereof, all as shall be determined from time to time by the Board of Directors and shall be stated in the resolution or resolutions providing for the issuance of such Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of any series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

                                       IV

                  The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                        V

                  This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
         Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

         3. The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the Board of Directors.

         4. The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of Common Stock of this corporation is 5,885,115. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  August 5, 1999                             /s/ Nathan N. Sheinman
                                                  ------------------------------
                                                  Nathan N. Sheinman, President


                                                  /s/ Gail A. Thornhill
                                                  ------------------------------
                                                  Gail A. Thornhill, Secretary


                                       2